As filed with the Securities and Exchange Commission on September 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELANCO ANIMAL HEALTH INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Indiana	82-5497352
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2500 Innovation Way, Greenfield, Indiana	46140
(Address of Principal Executive Offices)	(Zip Code)

2018 Elanco Stock Plan

Elanco Animal Health Incorporated Directors’ Deferral Plan

(Full Title of the Plans)

Michael-Bryant Hicks, Esq.

2500 Innovation Way

Greenfield, Indiana 46140

(Name and Address of Agent for Service)

(877) 352-6261

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock(1)	11,000,000	$24.00	$264,000,000	$32,868.00
Common Stock(4)	375,000	$24.00	$9,000,000	$1,120.50
Total	11,375,000	$24.00	$273,000,000	$33,988.50

(1)

The shares of common stock, no par value (“Common Stock”), of Elanco Animal Health Incorporated, an Indiana corporation (the “Registrant”), are issuable pursuant to the 2018 Elanco Stock Plan (the “2018 Plan”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be offered or delivered under the Plans to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions. No additional registration fee is included for the registration of the offering of these shares.

(3)

Estimated, solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act on the basis of the initial public offering price of the Common Stock on September 19, 2018 of $24.00 per share.

(4)	The shares of Common Stock are issuable pursuant to the Elanco Animal Health Incorporated Directors’ Deferral Plan (collectively with the 2018 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Elanco Animal Health Incorporated, an Indiana corporation (the “Registrant”), files this Registration Statement on Form S-8 in connection with the 2018 Elanco Stock Plan and the Elanco Animal Health Incorporated Directors’ Deferral Plan. The documents containing the information specified in Part I of Form S-8 will be sent or given to each grantee of the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                 Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a)                     The Registrant’s prospectus dated September 19, 2018, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, in connection with the Registrant’s Registration Statement on Form S-1 as amended (333-226536) (the “S-1 Registration Statement”), that contains audited combined financial statements of the Registrant for the year ended December 31, 2017;

(b)                     The description of the Registrant’s Common Stock contained in the S-1 Registration Statement, which description is incorporated by reference into the Form 8-A filed with the Commission on September 18, 2018 pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.                 Description of Securities.

Not applicable.

ITEM 5.                 Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.                 Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (“IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation’s best interests and in all other cases, the individual reasonably believed that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of the Registrant’s directors, officers and employees against liability and reasonable expenses that may be incurred by them, arising out of any threatened, pending or completed investigation, claim, suit or proceeding, whether civil, administrative, investigative or criminal, in which they may become involved by reason of being or having been a director, officer or employee. To be entitled to indemnification, (a) those persons must have been wholly successful in the claim or action, or (b) the board of directors, independent legal counsel or the shareholders must have determined that such persons acted in good faith in what they reasonably believed to be in the best interest of the Registrant, or in the case of conduct not in the individual’s official capacity with the Registrant, did not act in opposition to our best interest.  In addition, in any criminal action, such persons must have had no reasonable cause to believe that their conduct was unlawful. The Registrant’s amended and restated bylaws provide for mandatory advancement of expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such advancements, should it be determined that the person is not entitled to indemnification.

The IBCL permits the Registrant to purchase insurance on behalf of the Registrant’s directors, officers, employees and agents against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions.  Pursuant to this authority, the Registrant will maintain such insurance for the Registrant’s directors, officers and employees and those of the Registrant’s subsidiaries, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to the S-1 Registration Statement, provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

ITEM 7.                 Exemption From Registration Claimed.

Not applicable.

ITEM 8.                 Exhibits.

See Index to Exhibits.

ITEM 9.                 Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

*4.1	Amended and Restated Articles of Incorporation of Elanco Animal Health Incorporated

*4.2	Amended and Restated Bylaws of Elanco Animal Health Incorporated

*4.3	2018 Elanco Stock Plan

*4.4	Elanco Animal Health Incorporated Directors’ Deferral Plan

*5.1	Opinion of Barnes & Thornburg LLP

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included as part of the signature pages of the Registration Statement).

*   Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 20, 2018.

ELANCO ANIMAL HEALTH INCORPORATED

By:	/s/ Jeffrey N. Simmons
Jeffrey N. Simmons
President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michael-Bryant Hicks and Lucas E. Montarce, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed by the following persons in the capacities indicated on September 20, 2018.

Signature	Title

/s/ Jeffrey N. Simmons	President, Chief Executive Officer and Director
Jeffrey N. Simmons	(Principal Executive Officer)

/s/ Lucas E. Montarce	Acting Chief Financial Officer
Lucas E. Montarce	(Principal Financial Officer and Principal Accounting Officer)

/s/ R. David Hoover	Chairman
R. David Hoover

/s/ Kapila K. Anand	Director
Kapila K. Anand

/s/ Michael J. Harrington	Director
Michael J. Harrington

/s/ Lawrence E. Kurzius	Director
Lawrence E. Kurzius

/s/ Carl L. McMillian	Director
Carl L. McMillian

/s/ David A. Ricks	Director
David A. Ricks

/s/ Aarti S. Shah	Director
Aarti S. Shah

/s/ Joshua L. Smiley	Director
Joshua L. Smiley